Grubb & Ellis Healthcare REIT II, Inc.
(to be renamed Griffin-American Healthcare REIT II, Inc.)

Contact:	Damon Elder Spotlight Marketing Communications damon@spotlightmarcom.com (714) 356-1460

Grubb & Ellis Healthcare REIT II Enters Agreements to Acquire
Eight Medical Office Buildings for $112 Million
Acquisitions totaling more than $278 million currently under contract

SANTA ANA, Calif. (Nov. 30, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has entered into separate agreements to acquire eight medical office buildings for an aggregate total of $112 million.

Built between 1996 and 2008 in Arizona, California, Florida, Georgia, South Carolina, Texas and Washington, the eight medical office buildings total approximately 451,000 square feet.

Including the previously announced agreement to acquire the $166.5-million Southeastern Skilled Nursing Facility Portfolio, Grubb & Ellis Healthcare REIT II now has more than $278 million of clinical healthcare real estate properties under contract. The acquisitions are subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreements.

“Grubb & Ellis Healthcare REIT II is aggressively acquiring quality, income-generating healthcare properties throughout the country and expects to own a portfolio of 73 buildings valued at nearly $710 million based on purchase price within the next several months,” explained Danny Prosky, president and chief operating officer. “We are most proud of the fact that each and every property we have acquired, and have under contract to acquire, is accretive and supportive of our investor distributions.”

As of Nov. 4, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 42,651,049 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $425,605,000 through its initial public offering.

To date, the REIT has made 24 geographically diverse acquisitions comprised of 55 buildings valued at approximately $430.8 million, based on purchase price in the aggregate. The company’s property portfolio achieved an aggregate average occupancy of 97 percent, held leverage of 25.6 percent and had an average remaining lease term of 10.0 years as of Sept. 30, 2011.

About Grubb & Ellis Healthcare REIT II (to be re-named Griffin-American Healthcare REIT II, Inc.)
Grubb & Ellis Healthcare REIT II, Inc. is a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II currently holds in excess of $430 million in assets and is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities. For more information regarding Grubb & Ellis Healthcare REIT II, please visit www.gbe-reits.com/healthcare2.

Grubb & Ellis Healthcare REIT II is currently transitioning its sponsorship from Grubb & Ellis Company to a co-sponsorship arrangement with American Healthcare Investors, LLC and Griffin Capital Corporation. As part of the transition, which is expected to end in January 2012, the company will be renamed “Griffin-American Healthcare REIT II, Inc.”

About American Healthcare Investors, LLC
American Healthcare Investors, LLC is an investment management firm that specializes in healthcare-related real estate, including medical office buildings, skilled nursing and assisted living facilities and hospitals. Founded and majority owned and controlled by Jeff Hanson and Danny Prosky, nationally recognized real estate investment executives with more than 15 and 20 years of experience, respectively, American Healthcare Investors is committed to providing investors access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin Capital Corporation
Los Angeles-based Griffin Capital Corporation has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.

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This release contains certain forward-looking statements with respect to the proposed acquisition of the eight medical office buildings and Southeastern Skilled Nursing Facility Portfolio, whether the acquisitions will be accretive to our bottom line and whether they would support our investor distribution. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to complete the acquisition of each of the eight medical office buildings and Southeastern Skilled Nursing Facility Portfolio pursuant to the terms of the current agreements; the strength and financial conditions of each of the eight medical office building’s tenants; the strength and financial condition of Southeastern Skilled Nursing Facility Portfolio and its tenant-operator; uncertainties relating to the financial strength of the local economies of the various cities in Alabama, Arizona, California, Florida, Georgia, Louisiana, South Carolina, Tennessee, Texas and Washington; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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